Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd QUARTER 2013
EARNINGS

OAKLAND, MARYLAND—November 8, 2013: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders was $4.3 million for the first nine months of 2013, compared to net income available to common shareholders of $.6 million for the same period of 2012. Basic and diluted net income per common share for the first nine months of 2013 was $.69, compared to basic and diluted net income per common share of $.10 for the same period of 2012. The increase in earnings was primarily due to a $9.4 million decrease in the provision for loan losses during the first nine months of 2013 when compared to the same time period of 2012. This decrease was offset by a $.4 million decrease in net gains due to reduced gains on sales of investment securities, and a $.6 million decrease in other income due to a reduction in bank-owned life insurance (“BOLI”) income driven by a one-time death benefit of $.7 million received in March 2012. Total other operating expenses increased $2.9 million during the first nine months of 2013 when compared to the same period of 2012. OREO expenses increased $2.5 million in the first nine months of 2013 when compared to the first nine months of 2012 due primarily to increased write-downs on OREO properties. Other expenses increased $.4 million in the first nine months of 2013 when compared to the first nine months of 2012 due to increases in miscellaneous expenses such as legal, professional and recruitment expenses. The net interest margin for the first nine months of 2013, on a FTE basis, increased to 3.37% from 3.31% for the first nine months of 2012.

According to William B. Grant, Chairman and Chief Executive Officer, “The Board, management and employees of First United are excited to report continued earnings for 2013. We have re-focused our activity on lending, gathering core deposits and serving our trust and investment clients. All the while, we continue to work to improve our asset quality. It is gratifying to see the hard work of our team reflected in our earnings.”

Consolidated net income available to common shareholders of $1.4 million, or $.22 per common share, for the third quarter of 2013 compared to net income available to common shareholders of $2.5 million, or $.40 per common share, for the same period of 2012. The decrease in earnings for the third quarter of 2013 when compared to the third quarter of 2012 was primarily due to a $2.2 million increase in expenses related to direct write-downs on other real estate owned (“OREO”) properties, offset by an increase of $.9 million in interest income. The net interest margin for the third quarter of 2013, on a fully tax equivalent (“FTE”) basis, increased to 3.77% from 3.28% for the third quarter of 2012. The net interest margin for the year ended December 31, 2012, on a FTE basis, was 3.30%.

Mr. Grant added, “during the third quarter, we received payoffs of two large non-accrual loans. These payoffs were the primary contributing factor to the provision credit booked for the quarter and they provided increased interest on loans. We offset this additional income with price reductions on our other real estate owned portfolio in order to promote quicker retail sales and improved asset quality.”

Financial Highlights Comparing the Three and Nine Months Ended September 30, 2013 and 2012:

•	Provision for loan loss expense decreased by $9.4 million, primarily due to a reduction in charge-offs from the first quarter of 2012.

•	Net interest margin, on an FTE basis, increased to 3.77% for the third quarter of 2013 compared to 3.28% for the third quarter of 2012 due to the collection of approximately $1.7 million of interest on payoffs of non-accrual loans.

•	Ratio of allowance for loan losses (“ALL”) to loans outstanding increased to 1.81% as of September 30, 2013 compared to 1.83% as of December 31, 2012.

•	Other operating income remained stable when comparing the third quarters of 2013 and 2012.

•	Other operating expense increased when comparing the third quarters of 2013 and 2012 due to increased write-downs on OREO properties.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at September 30, 2013 and December 31, 2012. During the first nine months of 2013, cash and interest-bearing deposits in other banks decreased $11.5 million, the investment portfolio increased $73.6 million, and gross loans decreased $38.6 million. Total liabilities increased by approximately $20.7 million during the first nine months of 2013 due to an increase of $19.8 million in short-term borrowings and an increase of $3.4 million in accrued interest payable and other liabilities. These increases were offset by a $2.5 million decrease in deposits . Shareholders’ equity increased $.6 million from $98.9 million at December 31, 2012 to $99.5 million at September 30, 2013 due to increased earnings of $4.3 million, offset by an increase of $3.8 million in accumulated other comprehensive loss.

Total investment securities available-for-sale increased $73.7 million since December 31, 2012. At September 30, 2013, the amount of securities classified as available-for-sale included a net unrealized loss of $29.4 million, which represents the difference between the fair value and the amortized cost of securities in the portfolio.

Comparing September 30, 2013 to December 31, 2012, outstanding loans decreased by $38.6 million (4.4%). Commercial Real Estate (“CRE”) loans decreased $15.7 million as a result of the payoff of several large loans and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $13.3 million due to the movement of $2.1 million from construction to permanent financing and $5.0 million of payoffs. Commercial and industrial (“C&I”) loans decreased $9.0 million due to $2.8 million of payoffs and scheduled principal payments. Residential mortgages increased by $5.3 million due to increased production of loans primarily in our 10/1 adjustable rate mortgage program. The Bank continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations, although production for these loans slowed during the third quarter of 2013. The consumer portfolio decreased $6.0 million due primarily to repayment activity in the indirect auto portfolio offsetting new production. At September 30, 2013, approximately 58% of the commercial loan portfolio was collateralized by real estate compared to 60% at December 31, 2012.

Total deposits decreased $2.5 million during the first nine months of 2013 when compared to deposits at December 31, 2012. We have seen an increase in core deposits and a reduction in certificates of deposit as a result of our retail staff’s continued focus on changing the mix of the deposit portfolio. Non-interest bearing deposits increased $20.6 million. Traditional savings accounts increased $2.3 million due to continued growth in our Prime Saver product. Total demand deposits increased $5.1 million and total money market accounts increased $9.3 million. Time deposits less than $100,000 declined $12.7 million and time deposits greater than $100,000 decreased $27.1 million due to the repayment of a $20.0 million brokered certificate of deposit at its maturity in January 2013.

The book value of the Corporation’s common stock was $11.18 per share at September 30, 2013, compared to $11.14 per share at December 31, 2012.

At September 30, 2013, there were approximately 6,210,587 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $.2 million during the first nine months of 2013 over the same period in 2012 due to a $2.2 million (5.3%) decrease in interest income, which was partially offset by a $2.0 million (18.5%) decrease in interest expense. The decrease in interest income was primarily due to the $64.6 million reduction in the average balance of loans when comparing the first nine months of 2013 to the same period of 2012. The lower yields on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. The net interest margin increased slightly to 3.37% for the first nine months of 2013 compared to 3.30% for the year ended December 31, 2012 and 3.31% for the first nine months of 2012.

There was an overall $25.8 million decrease in average interest-earning assets, driven by a $64.6 million reduction in loans, offset by increases of $39.2 million in investment securities.

Interest expense decreased during the first nine months of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $63.9 million. This reduction was due to the repayments of $40.0 in brokered deposits and $21.1 million in long-term borrowings. The overall effect was a 19 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.32% for the nine months ended September 30, 2012 to 1.13% for the same period of 2013.

Net interest income on an FTE basis increased $1.2 million during the third quarter of 2013 over the same period in 2012 due to a $.8 million (6.2%) increase in interest income and a decrease of $.4 million (12.2%) in interest expense. The increase in interest income was primarily due to the increase in yield on average earning assets of 35 basis points and the collection of approximately $1.7 million of interest from payoffs on non-accrual loans when comparing the third quarter of 2013 to the same period of 2012. The net interest margin increased to 3.77% for the third quarter of 2013 compared to 3.28% for the third quarter of 2012.

Interest expense decreased during the third quarter of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $38.2 million. Average interest-bearing liabilities decreased due to decreases of $33.1 million in interest bearing deposits and $15.3 million in long-term borrowings, offset by a $10.2 million increase in short-term borrowings. The overall effect was an 11 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.22% for the three months ended September 30, 2012 to 1.11% for the same period of 2013.

Asset Quality

The ALL decreased to $15.2 million at September 30, 2013, from $16.0 million at December 31, 2012 and $16.3 million at September 30, 2012. The provision for loan losses for the first nine months of 2013 decreased to $(.2) million from $9.3 million for the same period in 2012. Net charge-offs declined to $.7 million for the nine months ended September 30, 2013, compared to $12.4 million for the nine months ended September 30, 2012. Included in the net charge-offs for the nine months ended September 30, 2013 was an $.8 million charge-off for a C&I loan. The lower provision expense was due to the significantly lower level of net charge-offs due to a recovery of $.8 million on a large commercial real estate credit and the lower level of loan balances. The ratio of the ALL to loans outstanding as of September 30, 2013 was 1.81%, which was slightly lower than the 1.84% for the same period last year.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2013 was an annualized .12%, compared to an annualized 1.83% for the same period in 2012 and 1.41% for the year ended December 31, 2012. Relative to December 31, 2012, all segments of loans showed improvement. The CRE portfolio had an annualized net recovery rate as of September 30, 2013 of .35% compared to an annualized net charge-off rate of .67% as of December 31, 2012. The annualized net charge-off rate for A&D loans as of September 30, 2013 was .27% compared to an annualized net charge-off rate of .29% as of December 31, 2012. The ratios for C&I loans were 2.03% and 12.10% for September 30, 2013 and December 31, 2012, respectively. The residential mortgage ratios were .06% and .33% for September 30, 2013 and December 31, 2012, respectively, and the consumer loan ratios were .54% and .69% for September 30, 2013 and December 31, 2012, respectively.

Accruing loans past due 30 days or more declined to 1.58% of the loan portfolio at September 30, 2013, compared to 2.39% at December 31, 2012. The decrease for the first nine months of 2013 was primarily due to a decrease of $10.6 million in past-due accruing residential mortgage term loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the nine-month periods ended September 30, 2013 and September 30, 2012, total non-accrual loan balances have declined. Non-accrual loans totaled $14.8 million as of September 30, 2013, compared to $19.9 million as of December 31, 2012 and $29.1 million as of September 30, 2012. Non-accrual loans which have been subject to a partial charge-off totaled $2.5 million as of September 30, 2013, compared to $6.7 million as of December 31, 2012.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.6 million during the first nine months of 2013 when compared to the same period of 2012. The decrease was due to the reduction in BOLI income due to the one-time death benefit of $.7 million received in March 2012.

Net gains of $.3 million were reported through other income in the first nine months of 2013, compared to net gains of $.7 million during the same period of 2012. This reduction was due to reduced gains on sales of investment securities when comparing the first nine months of 2013 and 2012.

Other operating income, exclusive of gains, increased slightly during the third quarter of 2013 when compared to the same period of 2012 due to increased Trust department income.

Net losses of $.1 million were reported through other income in the third quarter of 2013, compared to net losses of $8 thousand during the same period of 2012.

Operating expenses increased $2.9 million in the first nine months of 2013 when compared to the same period of 2012 due to an increase of $2.5 million in write-downs on OREO. Other expenses increased $.4 million in the first nine months of 2013 when compared to the first nine months of 2012 due to increases in miscellaneous expenses such as legal, professional and recruitment expenses.

Operating expenses increased $2.8 million in the third quarter of 2013 when compared to the same period of 2012. This increase was primarily due to increases of $2.2 million in write-downs on OREO properties, $.2 million in salaries and employee benefits and $.4 million in other miscellaneous expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2013	2012	2013	2013	2013	2012
EARNINGS SUMMARY
Interest income	$13,979	$13,119	$12,079	$12,288	$38,346	$40,388
Interest expense	$2,933	$3,340	$2,936	$2,955	$8,824	$10,828
Net interest income	$11,046	$9,779	$9,143	$9,333	$29,522	$29,560
Provision for loan losses	$(1,107)	$40	$81	$865	$(161)	$9,276
Other Income	$3,437	$3,274	$3,102	$3,327	$9,754	$10,346
Net Securities Impairment Losses	$-	$-	$-	$-	$-	$-
Net (losses)/gains - other	$(102)	$(8)	$27	$329	$254	$672
Other Operating Expense	$12,974	$10,174	$9,742	$9,634	$32,238	$29,315
Income before taxes	$2,514	$2,831	$2,449	$2,490	$7,453	$1,987
Income tax expense/(benefit)	$678	$(44)	$607	$568	$1,853	$128
Net income	$1,836	$2,875	$1,842	$1,922	$5,600	$1,859
Accumulated preferred stock dividends and discount accretion	$448	$415	$441	$437	$1,326	$1,261
Net income available to common shareholders	$1,388	$2,460	$1,401	$1,485	$4,274	$598
Cash dividends paid	$-	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2013	2012	2013	2013
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.22	$0.40	$0.23	0.24

Book value	$11.18	$11.07	$10.94	$11.50
Closing market value	$8.21	$6.30	$7.60	$8.29
Market Range:
High	$9.35	$6.80	$8.91	$9.00
Low	$7.05	$4.52	$7.33	$6.68
Common shares outstanding at period end	6,210,587	6,199,283	6,210,587	6,199,283

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.56%	0.18%	0.57%	0.59%
Return on average shareholders' equity	7.52%	2.57%	7.58%	7.81%
Net interest margin	3.37%	3.31%	3.17%	3.26%
Efficiency ratio	78.90%	72.60%	75.40%	72.80%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2013	2012	2012

Assets	$1,342,088	$1,320,783	$1,359,397
Earning assets	$1,143,225	$1,106,222	$1,131,996
Gross loans	$836,208	$874,829	$889,990
Commercial Real Estate	$283,166	$298,851	$307,447
Acquisition and Development	$115,132	$128,391	$138,513
Commercial and Industrial	$59,986	$69,013	$64,616
Residential Mortgage	$352,227	$346,919	$346,879
Consumer	$25,697	$31,655	$32,535
Investment securities	$300,910	$227,313	$239,371
Total deposits	$974,393	$976,884	$1,003,393
Noninterest bearing	$182,052	$161,500	$169,371
Interest bearing	$792,341	$815,384	$834,022
Shareholders' equity	$99,496	$98,905	$98,479

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
Period end capital to risk-	2013	2012	2012
weighted assets:
Tier 1	13.52%	12.54%	11.93%
Total	15.18%	14.13%	13.58%

ASSET QUALITY
Net charge-offs/(recoveries) for the quarter	$(736)	$416	$461
Nonperforming assets: (Period End)
Nonaccrual loans	$14,847	$19,915	$29,081
Restructured loans	$16,495	$17,674	$20,852
Loans 90 days past due and accruing	$910	$2,146	$5,921
Other real estate owned	$16,982	$17,513	$20,631
Total nonperforming assets and past due loans	$15,757	$22,061	$35,002
Allowance for credit losses to gross loans, at period end	1.81%	1.83%	1.84%
Nonperforming and 90 day past-due loans to total loans, at period end	1.88%	2.52%	3.93%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.17%	1.67%	2.57%